EXHIBIT 10.18

(English Translation)

Cooperative Operation Agreement

Between

L & L International Holdings, Inc.

And

Fuchang Wang

Regarding Establishment of

Luxi County Hon Shen Coal Co. Ltd.

(a Cooperation Company)

Article I General Provision

This Cooperative Operation Agreement (the “Agreement”) is entered into by and between L & L INTERNATIONAL HOLDINGS, INC., a U.S. company (“Party A”) and Fuchang Wang, the sole owner of Luxi County Hon Shen Coal Co., Ltd. (“Party B”) on October 23, 2009.

Whereas Party A, a public company incorporated and existing under the laws of the United States, intends to make an investment to Luxi County Hon Shen Coal Co., Ltd. (“Hon Shen Coal Company”). Hon Shen Coal Company is an One-Person Limited Liability Company located in Yunnan Province of People’s Republic of China, engaging in the business of processing and sale of raw coal, coke, nut coke, washed coal, coal tar and crude benzene;

Whereas Party B is a citizen of the People’s Republic of China (“China”) and the sole shareholder of Hon Shen Coal Company;

Whereas Party B made the following resolutions as the shareholder of Hon Shen Coal Company on October 23, 2009: (i) Party A becomes a new shareholder of Hon Shen Coal Company; (ii) the registered capital of Hon Shen Coal Company shall be increased and Party A shall pay the increased registered capital; and (iii) the corporate form shall be changed from a domestic invested company to a Sino-Foreign Cooperation Company.

Whereas the Parties agree that, pursuant to the Corporate Law and other relevant laws and regulations of China, the business scope shall include, but not limited to, process and sale of raw coal, coke, nut coke, washed coal, coal tar and crude benzene in Yunnan Province of China. The Parties agree to execute this Agreement, together with an agreement of capital increase and Bylaws, for the purpose to change the form of Hon Shen Coal Company to a Sino-Foreign Cooperation Company (as defined below).

Now therefore, on the foundation of equality and mutual benefit, pursuant to the Corporate Laws of the People’s Republic of China, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, the Measures for the Administration on Foreign Investment in Commercial Fields, and the Law of Sino-Foreign Cooperative Operation Enterprises of the People’s Republic of China with its rules for the implementation, subject to amendment, supplement, restatement or react at any time (collectively, the “Laws of Cooperation Company”) and other relevant laws and regulations of China, Party A and Party B agree as follows through negotiation:

Article II Definitions

Terms under this Agreement shall have the definitions as follows:

2.1 “Related Party” means a party who has direct or indirect control, or is directly or indirectly controlled by the indicated party, or is controlled together with the indicated party by other party.

2.2 “Certificate of Approval” means the certificate of approval issued by government authority of examination and approval to a foreign invested enterprise in China regarding matters of establishing a Cooperation Company.

2.3 “Bylaws” means the bylaws of the Cooperation Company, subject to amendment or supplement at any time.

2.4 “Board of Directors” means the board of directors of the Cooperation Company.

2.5 “Business License” means the business license issued to the Cooperation Company by the State Administration of Industry and Commerce or its authorized local agencies in Yunnan Province.

2.6 “Agreement” means this Cooperative Operation Agreement entered into by and between Party A and Party B, subject to amendment or supplement at any time.

2.7 “Control” (including similar terms such as “be controlled” or “be controlled together with”) means directly or indirectly have the administrative power to give orders or cause the effect of giving orders, by ownership of voting shares, contracts or any other means, including but not limited to direct or indirect ownership of a majority voting shares of the board of directors or equivalent management board.

2.8 “Date of Establishment” means the issuance date of the business license of the Cooperation Company.

2.9 “Authority of Examination and Approval” means the Ministry of Commerce of the People’s Republic of China, or local agencies in Yunnan Province that are authorized by the Ministry of Commerce to exam and approve this Agreement, Bylaws and its amendment and supplementary provisions.

2.10 “Cooperation Company” means Luxi County Hon Shen Coal Co., Ltd. (“Hon Shen Coal Company”), a sino-foreign cooperative operation company established by Party A and Party B pursuant to this Agreement.

2.11 “Fund of Cooperation Company” means welfare fund, reserve fund and enterprise development fund generated from the profit of the Cooperation Company after tax pursuant to the relevant laws and regulations of China.

2.12 “Registration Authority” means the State Administration of Industry and Commerce or its authorized local agencies in Yunnan Province that are in charge of the registration of the Cooperation Company.

2.13 “Any Party” means either Party A or Party B.

2.14 “Both Parties” means Party A and Party B.

2.15 “Party” means any individual, partnership, company, enterprise, association, trust, unincorporated organization or other entities or organizations.

2.16 “The Accounting Principles of China” means the Accounting Standards for Business Enterprises of China, subject to amendment or supplement at any time.

2.17 “Laws of China” means currently promulgated and effective laws, administrative regulations and ministerial rules of China, and local rules, regulations, ordinances of Yunnan Province.

2.18	“Dollar” or “US$” means the legal currency in the United States.

2.19	“Renminbi” or “RMB” means the legal currency in China.

Index of definitions of other terms under this Agreement:

Terms	Defined in

Assessed Value	Article 18.5 (a)
Violating Party	Article 20.1
Confidential Information	Article 8.1
Agreement	Article 1
Dispute	Article 22.1
Notice of Vote	Article 18.4 (b)
Force Majeure	Article 21.1
China International Economic and	Article 22.2
Trade Arbitration Commission
Laws of Cooperation Company	Article 1
Liquidation Committee	Article 18.1
Notice of Offer	Article 18.4 (c)
Offer	Article 18.4 (a)
Option	Article 10.9
China	Article 1
Purchaser	Article 18.5 (a)
Relevant County Government	Article 3.3 (a)
Seller	Article 18.5 (a)
Significant Loss	Article 17.3
Start-Up Period	Article 17.3 (b)
Union Law	Article 14.1
Generally Accepted Accounting	Article 16.3 (b)
Principles of the United States
Material Events	Article 10.8 (b)

Article III Representations and Warranties of Both Parties

3.1 The Parties of the Cooperation Company:

Party A: L & L INTERNATIONAL HOLDINGS, INC., a public company incorporated and existing under the laws of the United States.

Registered Address: 130 Andover Park East Suite 101, Seattle, WA 98188

Legal Representative: Dickson V. Lee

Title: President

Nationality: United States

Party B: Fuchang Wang

Nationality: Chinese Citizen

Resident Address: 2 She, Qing He Village, Old Town, Lu Xi County, Hong He Autonomous Region of Hani and Yi, Yunnan Province

ID Number: 532527194201202030

3.2 Party A’s Representations and Warranties

Party A hereby makes the following representations and warranties to Party B and the Cooperation Company:

(a)	Party A is a company lawfully incorporated under the laws of the United States and in valid existence under good standing;

(b)	Party A has adequate legal right and power within its limit of authority to execute, deliver and perform this Agreement and all other agreements and documents under which Party A is a party;

(c)	Party A has conducted all proper and necessary corporate actions (including shareholder resolutions and/or board resolutions) to authorize execution, delivery and performance of this Agreement and all other agreements and documents under which Party A is a party; and Party A has adequately authorized a signatory to execute this Agreement and agreed to be bound by the Agreement;

(d)	Other than the approval of the Agreement from the Authority of Examination and Approval, Party A has obtained all legally required consent, permit and authority from a company, a third party or other parties to execute, deliver and perform this Agreement and all other agreements and documents under which Party A is a party. The Agreement, when approved by the Authority of Examination and Approval, shall become lawful, effective and binding on Party A and shall force Party A to perform under the terms and conditions of the Agreement;

(e)	The execution and performance of the Agreement and the planned transaction shall not violate any Bylaws or breach any contracts and agreements under which Party A is a party, or violate laws or regulations, or cause violation of any material terms of such covenants and laws, or cause nonperformance of such covenants and laws; and

(f)	No litigation, arbitration or other pending legal proceedings shall be raised, or have an influence, or threaten Party A’s capacity to execute or perform the Agreement.

3.3 Party B’s Representations and Warranties

Party B hereby makes the following representations and warranties to Party A and the Cooperation Company (such representations and warranties shall remain effective after the Agreement is rendered effective and shall be true and correct):

(a)	To the knowledge of Party B (after proper and attentive inquiry and research), Party B has complied with all laws, ordinances, regulations, rules, requirements and orders issued by or applicable to the county government with jurisdiction (“Relevant County Government”) and/or its agencies;

(b)	At the execution of the Agreement, all documents submitted to Party A regarding the establishment, corporate change, ownership structure, assets, liabilities, debts and the rights of management of the Cooperation Company are lawful, true and comprehensive;

(c)	Party B is not involved in any liability of tax, interest or fine, or shall be defined as harmful to the Cooperation Company, or has pledge or potential pledge on all or part of the company’s assets;

(d)	The representations and warranties under this Article shall not misrepresent any material terms, or omit any material fact that is necessary to avoid misunderstanding of this Article or other Articles, or omit any fact known by the Parties, as not stated under this Agreement or schedule or description of the Agreement, that is substantially influential to the transaction under the Agreement, the business and operation of the company, and the property and financial status of the company;

(e)	The description of the credits and liabilities of the Cooperation Company provided to Party A is true and complete and no other liability exists. Party B shall be liable for any damage to Party A caused by any liability that occurred prior to the execution of the Agreement that is not provided by writing to Party A.

(f)	Party B has adequate legal right and power within its limit of authority to execute, deliver and perform the Agreement and all other agreements and documents under which Party B is a party;

(g)	Party B has conducted all proper and necessary actions (including shareholder resolutions) to authorize execution, delivery and performance of this Agreement and all other agreements and documents under which Party B is a party; Party B has adequately authorized a signatory to execute this Agreement and agreed to be bound by the Agreement;

(h)	Other than the approval of the Agreement from the Authority of Examination and Approval, Party B has obtained all legally required consent, permit and authority from a company, a third party or other parties to execute, deliver and perform this Agreement and all other agreements and documents under which Party B is a party. The Agreement, when approved by the Authority of Examination and Approval, shall become lawful, effective and binding on Party B and shall force Party B to perform under the terms and conditions of the Agreement;

(i)	The execution and performance of the Agreement and the planned transaction shall not violate any Bylaws, or breach any contracts and agreements under which Party B is a party, or violate laws or regulations, or cause violation of any material terms of such covenants and laws, or cause nonperformance of such covenants and laws; and

(j)	No litigation, arbitration or other pending legal proceedings shall be raised, or have an influence, or threaten Party B’s capacity to execute or perform the Agreement, or cause harmful influence to the business, operation, assets, financial status of the Cooperation Company.

Article IV Establishment of the Cooperation Company

4.1	Establishment of the Cooperation Company

	(a)	Pursuant to the Laws of Cooperation Company and other relevant laws and regulations of China, both Parties agree to establish the Cooperation Company in the City of Kunming, Yunnan Province of China, based on the following terms and conditions.

	(b)	The English name of the Cooperation Company shall be “Yunnan L & L Hon Shen Coal Company Limited.”

	(c)	The Chinese name of the Cooperation Company shall be “Lu Xi Zhen Hon Shen Mei Ye You Xian Gong Si.”

	(d)	The legal address of the Cooperation Company shall be Yi Gao Digital Center (2nd Phase), 898 Beijing Road, Tower B, 15th Floor, Kunming City, Yunnan Province, China.

4.2	Nature of the Cooperation Company

The Cooperation Company shall be a limited liability company of cooperative operation incorporated under the Laws of Cooperation Company, and a legal person of business entity. The establishment and activities of the Cooperation Company shall comply with applicable Chinese Laws. Its legal rights are protected by Chinese Laws.

4.3 Date of Establishment

The date of establishment of the Cooperation Company shall be the issuance date of the Business License (“Date of Establishment”). After obtaining the Business License, the Cooperation Company shall complete all registration requirements of a cooperation company and obtain all relevant certificates, permits and licenses as required for a cooperation company.

4.4 Approval and Registration of the Cooperation Company

After the Agreement is executed by the authorized signatory of both Parties, both Parties shall submit the Agreement and the Bylaws to the Authority of Examination and Approval and, after obtaining the Certificate of Approval, register the Cooperation Company with the Registration Authority and obtain the Business License.

4.5 Limited Liability

Due to the fact that the Cooperation Company is a limited liability company under the Chinese Laws, the Cooperation Company shall be liable to its creditors to the limit of its assets. Party A and Party B shall undertake the liabilities and risks of the Cooperation Company to the limit of their respective contributions to the registered capital as stipulated by Article 6.2. In addition, Party B shall be responsible for the liability of the Cooperation Company that occurred prior to the Date of Establishment. Both Parties shall share the interest and profit of the Cooperation Company based on their proportion of equity.

4.6 Subsidiaries and Branches

Upon the establishment of the Cooperation Company, the Cooperation Company may, if needed, after obtaining the approval from the Board of Directors and being approved by the Authority of Examination and Approval (if the approval is required by applicable Chinese Laws), establish subsidiaries and branches domestically or overseas.

Article V Business Goals and Scope

5.1 Goals and Purposes of the Cooperation Company

The goals and purposes of the Cooperation Company are: in hope of enhancing the economic cooperation and communication, to explore the advantages of both Parties in cooperation (for instance, Party A has more advantage in capital while Party B has more experience in coal washing and processing), establishing the Cooperation Company to generate satisfactory economic rewards for both Parties in cooperation.

5.2 Business Scope

The business scope of the Cooperation Company includes: process and sale of raw coal, coke, nut coke, washed coal, coal tar and crude benzene.

VI Total Investment, Registered Capital, Conditions of Cooperation, Rights and Interests

6.1 Total Investment

The total investment of the Cooperation Company shall be Renminbi Sixty Million (RMB 60,000,000).

6.2 Registered Capital

The registered capital of the Cooperation Company shall be Renminbi Thirty Million (RMB 30,000,000), invested by both Parties in the equivalent of U.S. Dollars within 24 months after the date that the Agreement is approved.

6.3	Conditions of Cooperation

	(a)	Party A shall be responsible to pay the full amount of the newly increased registered capital of Renminbi Twenty-Six Million and Four Hundred Thousand (RMB 26,400,000) and the newly added investment totaled Renminbi Fifty-Six Million and Four Hundred Thousand (RMB 56,400,000).

	(b)	Party B has already paid the original registered capital of the Cooperation Company of Renminbi Three Million and Six Hundred Thousand (RMB 3,600,000) and shall now contribute the existing property owned by the Cooperation Company (including the coal washing plant and the coking plant) as the condition of cooperation.

	(c)	Timeline of Party A’s Payments of the Newly Increased Registered Capital

Timeline of Party A’s Payment of the Newly Increased Registered Capital (Table I)

Starting from the date of approval of the cooperation	Amount of Party A’s payment of the
date from the Authority of Examination and Approval	newly increased registered capital

Within 3 months	Renminbi 6,000,000

Within 24 months	Renminbi 26,400,000
(newly increased by Renminbi
20,400,000)

(d)	When both Parties complete the payments of the registered capital of the Cooperation Company pursuant to the terms and conditions of the Agreement, all investment shall become property exclusively owned by the Cooperation Company.

6.4 Rights and Interests

Both Parties agree that Party A has a 93% investment interest in the Cooperation Company, while Party B has a 7% investment interest in the Cooperation Company.

6.5	Verification of Investment

	(a)	After the Parties complete the payment of the newly increased registered capital of the Cooperation Company, a certified public accountant firm registered in China retained by the Cooperation Company shall verify the investment and prepare a capital verification report no later than 15 days after the completion of investment. Within 15 days after receiving the capital verification report, the Cooperation Company shall, based on the form stipulated by the Laws of Cooperation Company, issue a certificate of investment with the official seal of the Cooperation Company to the investing parties. The

Cooperation Company shall keep the original of the capital verification reports and copies of issued certificate of investment.

(b)	A cash payment of the Cooperation Company’s registered capital shall be deemed complete once the payment is received by the bank account designated by the Cooperation Company.

6.6 Preconditions of Investment

If any Party fails to substantially perform its duties under the Agreement, or makes false or inaccurate representations and warranties in the Agreement, the other Party shall have the right to withhold any or all of its investment in the Cooperation Company.

6.7 Debt Financing

Party A shall provide the difference between the total investment and the registered capital, according to the Cooperation Company’s demand for fund, by means of borrowing from foreign creditors or increasing registered capital, or, if approved by the Board of Directors, by borrowing from Chinese bank or other financial/non-financial institutions through the Cooperation Company. The Cooperation Company may mortgage or pledge its assets for such loans with the approval of the Board of Directors.

6.8 Change and Transfer of the Registered Capital

(a)	During the existence of the Cooperation Company, after obtaining the approval of the Board of Directors and the Authority of Examination and Approval, the Cooperation Company may increase or decrease the registered capital based on the amount of capital needed by its scale of operation. The Parties’ contributions in the capital increase or decrease shall be in proportion to the equity ratio stipulated in Article 6.3, unless both Parties agree otherwise in writing and obtain the approval of the Authority of Examination and Approval, in which case, a different equity ratio may be applied.

(b)	Neither Party shall transfer to a third party any or all of its shares in the Cooperation Company without the written consent of the other Party or the approval of the Board of Directors and the Authority of Examination and Approval. When any Party offers to transfer its shares in the Cooperation Company to a third party, the other Party has the preemptive right to purchase the shares under the terms no less preferable and at a price no lower than the one offered to the third party.

(c)	When any Party proposes to transfer its shares in the Cooperation Company, it shall give prior notice to the other Party in writing. Such notice shall state the third party’s interest in purchasing the shares and the proposed purchase price and other substantial terms and conditions of the share transfer. Pursuant to Article 6.7 (b), the Party who has the preemptive right shall make a decision and notify the transferring party in writing within 30 days after the receipt of the notice, stating: (i) whether it will exercise the preemptive right defined in Article 6.7 (b); and (ii) if it waives the preemptive right, whether it consents to the share transfer to a third party. If the Party fails to notify the transferring party its decision within the stipulated time limit, it shall be deemed that the Party waives its preemptive right defined in Article 6.7 (b) and consents to the proposed transfer, in which case the transferring party may sell and transfer its shares to the proposed transferee based on the terms and conditions stated in the notice given to the other Party. The non-transferring party may ask the transferring party for a copy of the share transfer agreement entered by the transferring party and the transferee and a proof of payment for the transferred shares.

(d)	Any Party shall not mortgage or pledge or establish any other guaranty on any or all of its shares in the Cooperation Company. Such mortgage or pledge or any other guaranty shall be deemed invalid unless the Parties agree otherwise (the other Party has the sole discretion to reject or withhold such agreement) and obtain approval of the Board of Directors and the Authority of Examination and Approval.

(e)	Unless the transferee and the non-transferring party agree otherwise in writing, the transferee shall accept the terms and conditions of the Agreement prior to any transfer of the Cooperation Company’s shares under the Agreement and Bylaws.

VII Duties of Both Parties

Other than the duties of paying the registered capital of the Cooperation Company stipulated by Article VI and other duties under the Agreement, both Parties shall perform the following duties on a timely basis pursuant to the Agreement. Any Party shall not charge the Cooperation Company for performing any duties stipulated by Article VII, unless the Cooperation Company and any Party, or both Parties agree otherwise in writing (including the terms under the Agreement).

7.1	Duties of Party A

	(a)	Assist the Cooperation Company to hire foreign employees;

	(b)	Assist the Cooperation Company to obtain visas for the employees traveling abroad on behalf of the Cooperation Company;

	(c)	Assist the Cooperation Company with good faith and diligence to improve economic efficiency and generate profit; and

	(d)	Handle other matters authorized by the Board of Directors.

7.2	Duties of Party B

	(a)	Obtain the approval of establishing Cooperation Company, the Agreement and the Bylaws from the Authority of Examination and Approval;

	(b)	Assist the Cooperation Company with application and obtaining land use rights, construction and operation approval, certificates and licenses in the respect of security, environment protection and other matters required by the Chinese government;

(c)	Ensure a reliable and adequate supply of utilities as needed for corporate construction and operation during the existence of the Cooperation Company, such as power, water, gas, heating and communication;

(d)	Assist the Cooperation Company with operation and development, including but not limited to marketing and customer solicitation in China and obtaining beneficial business information;

(e)	Coordinate with the certified public accountant assigned by Party A to conduct the financial audit of the Cooperation Company and timely provide to Party A in writing any change of important data or material event of the Cooperation Company;

(f)	Assist the Cooperation Company with obtaining visa, work authorization and resident permit for the foreign employees’ entry to China;

(g)	Upon the request by the Cooperation Company, assist the Cooperation Company with administrative and technical staff recruitment;

(h)	Assist the Cooperation Company to maintain and develop the networking with local government and Chinese customers;

(i)	Assist the Cooperation Company to obtain loans of Renminbi or foreign exchange from Chinese financial institutions;

(j)	Assist the Cooperation Company with good faith and diligence to improve its economic efficiency and generate profit;

(k)	Coordinate with the financial officer of the Cooperation Company designated by Party A to oversee the financial management of the Cooperation Company and provide Party A with true and valid monthly, quarterly or annual financial reports and other relevant information within 15 days after the end of every month or quarter;

(l)	Ensure Party A’s investment is used to maximize productivity and improve energy saving, environment protection facilitation and security of the Cooperation Company; and

(m)      Handle other matters authorized by the Board of Directors.

Article VIII Confidentiality 8.1 Confidentiality

Before or during the term of the Agreement, any Party may disclose to the other Party confidential or exclusive information concerning its operation, financial status, exclusive techniques, research and development and other confidential matters, including but not limited to confidential or exclusive information or techniques under the Agreement and collateral contracts and agreements (collectively, the “Confidential Information”). The Cooperation Company and any Party who obtains the Confidential Information shall comply with the following:

(a)	Access to Confidential Information shall be limited to directors, officers and employees who are considered necessary to carry out the duties under the Agreement;

(b)	Never directly or indirectly disclose, transfer, license or submit Confidential Information to any third party; and

(c)	Never use Confidential Information for purposes other than performing the duties under the Agreement and collateral contracts and agreements.

8.2 Exceptions

Non-disclosure requirements under Article 8.1 shall not apply to the following situations:

(a)	Communication and exchange of Confidential Information by both Parties with its Related Parties, consultants or bankers.

(b)	Disclosure as required by law, but the disclosing party shall notify the other party and allow a reasonable time for the other party to object.

(c)	Information is rendered publically accessible by a non-party other than either Party or Cooperation Company.

(d)	Information disclosed in good faith by a third party not subject to confidentiality obligations.

8.3 Safeguards of Confidentiality

Any Party and the Cooperation Company shall notify the directors, officers, employees, authorized persons, agents and contractors who have access to the Confidential Information the non-disclosure requirements under Article 8.1, and make regulatory rules to induce compliance of Article 8.1 by the directors, officers, employees, authorized persons, agents and contractors of the Cooperation Company and its Related Parties. Both Parties and the Cooperation Company shall enter into confidentiality agreement with its directors, officers, employees, authorized persons, agents and contractors who have access to the Confidential Information (such confidential agreement may be contained in employment agreement, agency agreement, contractor agreement and any other agreements entered with above mentioned persons).

8.4 Breach

Any Party who discloses or allows disclosure of the Confidential Information to any unauthorized third party without the written consent of the other Party or the Cooperation Company shall be deemed as breaching the Agreement and shall remedy the other Party and/or the Cooperation Company in accordance with applicable laws and the Agreement in order to protect the other Party and/or the Cooperation Company from damage. In this case, the other Party shall have the right to terminate the Agreement, unless there is other remedy or correction stipulated by the Agreement or applicable laws.

8.5 Effectiveness

The terms and conditions under Article 8 shall remain effective upon expiration or termination of the Agreement and have a binding effect on both Parties, the Cooperation Company, transferee and successor.

Article 9 Non-Competition

During the term of the Agreement, any Party shall not, either by itself or through its Related Parties, engage in any business activities independently or cooperatively, other than the activities engaged with the other Party (and its Related Party) through the Cooperation Company or other means, that directly or indirectly compete with the Cooperation Company (such as being a shareholder, partner, investor, owner, employee, consultant or any other position of a competing party), unless the activity is already in existence before the establishment of the Cooperation Company.

Article 10 Board of Directors 10.1 Date of Establishment of the Board

The Board of Directors shall be established on the same date as the Date of Establishment.

10.2 Board Composition

The Board of Directors shall consist of five (5) directors, among which four (4) directors shall be appointed by Party A and one (1) director shall be appointed by Party B.

10.3 Term of Directors

The directors shall have a four (4) year term, subject to the renewal and reappointment by their original appointers. Any Party may dismiss its appointed directors and appoint replacement directors. The replacement director shall serve the remainder of the term of the dismissed director. The Party who is replacing a director shall provide written notification to the other Party and the Cooperation Company. The Cooperation Company shall file the change of director with the Registration Authority if required by the current laws of China. The Parties shall maintain the number of directors appointed by them through proper means.

10.4	President and Vice President

	(a)	The Board of Directors shall have a president appointed by Party A and a vice president appointed by Party B.

	(b)	Pursuant to the Laws of Cooperation Company, the president shall be the legal representative of the Cooperation Company and have the following authorities:

		(i)	Call and host board meetings;

		(ii)	Other authorities authorized through board resolution or stipulated by the Agreement or the Bylaws.

(c)	The corporate matters shall be subject to board consent if required by the Agreement or Bylaws.

10.5 The First Board Meeting

The first board meeting shall be held within seven (7) days after the Date of Establishment. The agenda of the first board meeting shall include but not limit to the following:

(a)	Designate the general manager and the financial manager nominated pursuant to Article 12.1 (b);

(b)	Review and approve the general operation principles and detailed implementation plan;

(c)	Review and approve the annual plan of operation, financial budget and investment plan, if any;

(d)	Choose and designate an outside auditor, and such auditor must be a certified public accountant firm registered in China;

(e)	Review and approve the initial plan of the organizational structure of the Cooperation Company, including but not limit to the setup and work allocation of the offices and divisions;

(f)	Decide on the compensation to foreign employees of the Cooperation Company; and

(g)	Approve the fees and expense listed under Article 23.9 (b).

10.6	Other Board Meetings

	(a)	The Board of Directors shall hold at least two (2) regular board meetings per year, once biannually, to review the operation of the Cooperation Company and approve significant matters. Special board meetings may be requested by one third (1/3) of the directors. The president shall call a special board meeting within twenty (20) days after receiving the request.

	(b)	All board meetings shall be called and hosted by the president, vice president or a director. The president shall send out the notice of board meeting to the directors at least twenty (20) days before the meeting. The notice shall contain the time, place and agenda of the meeting. The agenda of board meeting shall be discussed and decided by the president and vice president. The board meeting shall take place at the registered address of the Cooperation Company or any other place chosen by the president or the vice president in China or abroad.

	(c)	Other details of board meeting shall be stipulated in the Bylaws.

10.7	Quorum and Board Resolution

	(a)	The quorum for a board meeting is no less than three (3) directors who shall attend by person (including by conference call or video conference) or by representative. Any resolution adopted at a board meeting shall be invalid if the quorum is not present.

(b)	If a director cannot attend the board meeting, he can authorize a representative by writing. The representative can be another director. The authorized representative shall have the same right as the authorizing director. A representative may be authorized by more than one director to attend the board meeting. If the representative is a director, he shall have both the authorized vote and the vote of his own as a director. With the same rights as the other directors, the president and vice president shall each have one vote.

The president and the vice president shall not have a second vote or the deciding vote.

(c)	A written resolution by all or a majority of directors may be adopted without a board meeting pursuant to Article 10.8. The directors may sign on different copies of the written resolution, which shall be collected and combined into a complete set of a valid written resolution. The written resolution shall have the same effect as the resolution adopted at a board meeting.

10.8 Authority of the Board of Directors

(a) The Board of Directors, represented by the president, shall be the highest authority of the Cooperation Company. All significant matters shall be subject to board resolution pursuant to Article 10 and the Bylaws.

(b) Any of the following matters (“Significant Matter” or collectively, “Significant Matters”) shall be subject to board resolution adopted at a board meeting attended by directors in person or by representative, or by written resolution signed by all directors pursuant to Article 10.7 (c):

(i) Amendment, restatement or revision of Bylaws;

(ii) Acquisition, consolidation, arrangement, recapitalization of the Cooperation Company, or sale of all or majority assets of the Cooperation Company;

(iii)Appointment of receiver, manager or other outside manager in case of the termination, liquidation, dissolution or suspension of the Cooperation Company; termination or extension of the Cooperation Company; and

(iv)Change of the registered capital of the Cooperation Company.

(c) Other than Significant Matters and items referred in Article 10.10 (d)(i) and Article 17.4 (b), any matter, including but not limited to the following, shall be subject to board resolution passed by a simple majority of directors at a board meeting attended by directors in person or by agent, or written resolution signed by a simple majority of directors pursuant to Article 10.7(3):

(i) Substantial change of business scope or activities of the Cooperation Company;

(ii) Issuance or buy back of bond, or liabilities or securities that are convertible to the shares of the Cooperation Company; purchase or subscription of options;

(iii)Designation or change of auditor;

(iv)Substantial change of financial policies;

(v) Announcement or distribution of dividends based on the capital stock and equity of the Cooperation Company;

(vi)Designation and compensation of the general manager and financial manager;

(vii) Salary and benefit policies of the employees;

(viii)Commission, authorization, representations and warranties made during the ordinary course of operation;

(ix) Transfer or pledge of any Party’s shares in the Cooperation Company pursuant to the Agreement and other relevant agreements;

(x) Establishment of subsidiaries, branches or offices; invest or purchase shares from other entities;

(xi) Provide guaranty for bank loans for a third party;

(xii) Approval of loans with a total amount exceeding RMB 350,000;

(xiii)Change of corporate name of Cooperation Company;

(xiv)Review and approval of the organizational structure or change of the structure, including but not limited to the set up and the work allocation of the offices and divisions;

(xv) Approval of the authorization of the general manager;

(xvi)Decision of the compensation to foreign employees;

(xvii) Decision of the amount and ratio of funds drawn each year;

(xviii) Approval of the accounting principles;

(xix)Approval of the principal corporate policies;

(xx) Passage of administrative policies.

10.9	Directors

	(a)	The salaries of directors and their representatives shall be paid by the Party who appointed them. The Cooperation Company shall reimburse directors and their representatives in Renminbi or US dollars for any expenses generated in attending the board meetings. The directors and their representatives shall submit proof of payments recognized by the Accounting Principles of China to be reimbursed.

	(b)	Directors shall be exempted from personal liability from activities within their scope of authorities. The Cooperation Company shall protect the directors from any claim or lawsuit to the greatest extent as allowed by Chinese Laws, unless such claim or lawsuit resulted from performance or non-performance by serious mistake, fraud, or gross negligence of the director.

	(c)	All directors, including the president and the vice president, shall carry out their responsibilities in accordance with the terms and conditions of the Agreement and the Bylaws.

(d)

The directors shall carry out their responsibilities under the Agreement and the Bylaws with loyalty and avoid the conflict of interest with the Cooperation Company such as:

(i) Business transaction between a director and the Cooperation Company, or business transaction between entities (other than the director and the Cooperation

Company and their Related Parties) in which the Cooperation Company and the director directly or indirectly owns interest, unless all board members consent unanimously.

(ii) Direct or indirect interest in a competitor of the Cooperation Company (for purpose of this article, the Parties and their Related Parties are not deemed as a “competitor” to the Cooperation Company); or

(iii) Conducts that gain value from any entity other than the Cooperation Company, the Parties and their Related Parties and having an influence on the Cooperation Company.

10.10 Board Minutes

The Board of Directors shall keep complete and correct records in Chinese of its meetings, including all notices of meetings. All board minutes and adopted resolutions shall be noted and filed by a secretary appointed by the Board of Directors and be available for review by all directors within 20 days after every meeting. All board resolutions shall be signed by all voting directors. Board minutes shall be signed by the president and the vice president and kept by the secretary in a minute book. The designation and change of directors shall be recorded in the minute book.

Article 11 Supervisor 11.1 Election of Supervisor

The Cooperation Company shall have two supervisors, one (1) appointed by Party A and one (1) appointed by Party B. Senior officers or directors shall not take the positions of supervisors. The term of supervisors shall be three (3) years, subject to renewal by reappointment by a Party.

11.2 Authority of Supervisor

The supervisors shall carry out their responsibilities in accordance with the Company Laws of China and make decisions with unanimous consent of all members. According to the Chinese Laws, supervisors shall have the following authorities and responsibilities:

(a)	Check the financial status of the Cooperation Company;

(b)	Oversee the performance of responsibilities by the directors and senior officers and propose dismissal of directors and senior officers who have violated laws, administrative rules or the Bylaws;

(c)	Request remedy when the conducts of directors or senior officers are harmful to the interest of the Cooperation Company; and

(d)	Propose to shareholders lawsuits against directors or senior officers whose conducts have violated the laws, administrative rules or the Bylaws and caused damages to the Cooperation Company.

Article 12 Operating and Managing Officers

(a)	The Cooperation Company shall have one (1) general manager who reports to the Board of Directors and is in charge of day-to-day operation and administration of the Cooperation Company based on the policies adopted by the Board of Directors at any time.

(b)	Party A shall nominate the general manager and the financial manager. The nominated general manager and the financial manager shall be designated by the Board of Directors through the above-mentioned procedures. The term of the general manager and the financial manager shall be four (4) years, subject to renewal by re-nomination and re- designation.

(c)	The Board of Directors may dismiss or change the general manager and the financial manager at any time. When dismissing the general manager or the financial manager, the nominating Party shall nominate another person for the board’s designation; the new manager shall serve the remainder of the term of the dismissed general manager or financial manager. Within thirty (30) days prior to the termination of the term, Party A shall nominate a successor and submit to the Board of Directors for designation in accordance with Article 12.1 (b).

(d)	Any check, wiring or payment authorization shall be signed by both the general manager and the financial manager on behalf of the Cooperation Company.

(e)	The Cooperation Company shall have one manager for each department. The manager shall be in charge of the department and report to the general manager. All department managers shall be designated by the general manager. According to the applicable Chinese Laws and the employment agreement entered by the department manger and the Cooperation Company, the general manager may dismiss a department manager when he fails to properly carry out his responsibilities.

(f)	Unless with the prior written consent of the Board of Directors, the general manager, the financial manager, the department managers and all officers shall not work at other financial institution or participate in any competing activities against the Cooperation Company.

12.2 Change and Dismissal of Officers

Party A shall have the right to change the general manager or the financial manager and nominate a replacement officer under the condition that such change shall not be harmful to the authorities of the Board of Directors or the general manager.

12.3 Authorities and Responsibilities of the General Manager

The authorities and responsibilities of the general manager shall include but not limited to the following:

(a)	Implement corporate actions under the Agreement and collateral contracts and carry out the resolutions adopted by the Board of Directors;

(b)	Attend board meetings as an observer (if the general manager is not a director) and report to the Board of Directors any significant matters of the Cooperation Company;

(c)	Prepare and submit to the Board of Directors the operation report concerning the business, production, marketing, cost, personnel and other matters of the Cooperation Company;

(d)	Within the authority scope, negotiate and discuss with a third party regarding contracts of production, operation and other activities, and execute, amend and carry out such contracts;

(e)	Draft, amend and submit to the Board of Directors any operation regulations needed by the Cooperation Company, including but not limited to employee manual, confidential rules, benefits and subsidies, and profit distribution plan. These regulations are subject to the approval of the Board of Directors;

(f)	Hire or dismiss the department managers and other employees and decide on salary, bonus, promotion or penalty of the department mangers and other employees based on the employment policies approved by the Board of Directors;

(g)	Prepare and submit to the Board of Directors the proposal of the organizational structure applicable to the Cooperation Company and the allocation of responsibilities and functions of the departments. Such proposal shall be implemented upon approval by the Board of Directors;

(h)	Manage and instruct all employees of the Cooperation Company on day-to-day work, including but not limited to the employees working on marketing, sales, purchasing supplies and service activities;

(i)	Give orders to all other managers; and

(j)	Other responsibilities that are assigned by the Board of Directors or are necessary to the operation of the Company.

12.4 Authorization of the General Manager

For the general manager to make a proper and efficient management of the Cooperation Company, the president or the Board of Directors shall, under the circumstances, issue appropriate written authorization for the general manager to act on behalf of the Cooperation Company and to execute contracts, agreements or other paperwork within the scope of authority under the Agreement, the Bylaws or any board resolutions.

12.5 Liability Exemption

Except for claims or allegations resulted from deliberate non-performance, serious mistakes, fraud, or gross negligence, the general manager, the financial manger ad other managers shall be exempted from personal liability and indemnified by the Cooperation Company for any ordinary activities within their scope of authority.

Article 13 Conflicts of Interest 13.1 Avoid Conflicts of Interest

Any person authorized by the Cooperation Company to sign or negotiate a contract (including the president, vice president, directors, general manager, administrative deputy manager, financial manager, other managers and employees), or spouse, parents, spouse’s parents, children, siblings, spouse’s siblings, and siblings’ spouse of such person, who has direct or indirect interest in the contract to be signed, shall notify the general manager in writing for approval (if such person is a director or the general manager, he/she shall notify the Board of Directors for approval). In this case, no contract shall be signed without the approval of the general manager or the Board of Directors.

Article 14 Union 14.1 Establishment of Union

The employees of the Cooperation Company shall have the right to establish a union in accordance with the Union Law of the People’s Republic of China (“Union Law”) and other applicable laws concerning union activities of foreign invested company.

14.2 Responsibilities of Union

The union shall carry out activities in accordance with the Union Law and other applicable laws of China and shall support the business of the Cooperation Company. Union activities shall be carried out during the hours other than normal business hours.

Article 15 Labor and Personnel

15.1 Employees

Any policies, plans and contracts concerning recruitment, hiring, training, incentives, dismissal, resignation, salary, labor safety, social security, benefits, labor discipline and other matters related to employees shall be carried out by the general manager in accordance with the Labor Law of the People’s Republic of China and other applicable laws of China. The Cooperation Company shall have the power to regulate its personnel. The Cooperation Company shall enter into an employment agreement with each of its employees.

15.2 Hiring of Employees

The Cooperation Company shall hire employees based on the qualification of the candidates and its management and development requirements. If the Cooperation Company hires through tests or examinations, only those candidates who achieve better results in the tests or examinations shall be hired.

15.3 Salaries of Employees

The policies concerning the salaries, benefits and other interests of the employees shall be adopted in accordance with applicable Chinese Laws and the conditions of the Cooperation Company. The general manager shall submit the proposal of such policies to the Board of Directors and carry out such policies with Board of Directors approval. The Cooperation Company shall have the right to decide employees’ salaries and benefits based on its business and economic conditions.

15.4	Termination of Employment

	a.	The employees shall have the right to submit his/her resignation in accordance with the applicable Chinese Laws and the employment agreement. If an employee participated in a training project funded by the Cooperation Company as stipulated by his/her employment agreement in the last two years or a longer period of time, the employee shall compensate the Cooperation Company for the cost of the training before he/she can leave the Cooperation Company. The employee shall give a written notice to the Cooperation Company at least thirty (30) days in advance of his/her resignation.

	b.	The Cooperation Company shall make sure: (i) the employment agreement entered with every employee shall contain a confidentiality clause requiring the employee to keep confidential any Confidential Information he/she obtains during the employment with the Cooperation Company; and (ii) the employment agreement entered with administrative staff or technical staff who has access to the exclusive techniques shall contain a non-competition clause prohibiting the employee to directly or indirectly work for the Cooperation Company’s competitors after the employment agreement expires or terminates within the period of time allowed by the Chinese Laws.

Article 16 Tax, Finance, Audit and Distribution of Profit

16.1 Tax

The Cooperation Company shall pay taxes in accordance with applicable Chinese Laws.

16.2 Personal Income Tax

In accordance with the Laws of Personal Income Tax of the People’s Republic of China and other applicable Chinese Laws, the employee of the Cooperation Company shall pay personal income tax and the Cooperation Company shall deduct the personal income tax from their salary.

16.3 Financial Principles

a. The Cooperation Company shall set up financial principles in accordance with the Accounting Principles of China and other applicable Chinese Laws and submit to the

Board of Directors for approval. If required, the Cooperation Company shall file its financial principles with the local financial and tax authority.

b.	The Cooperation Company’s accounting shall be on the accrual and credit/debt basis. The Cooperation Company shall make complete and accurate monthly, quarterly and annual reports in accordance with the Accounting Principles of China and U.S.

Generally Accepted Accounting Principles (“GAAP”).

c.	The Cooperation Company’s fiscal year shall be the calendar year, starting from January 1 and ending on December 31. The first fiscal year shall be from the Date of Establishment to December 31 of the same year.

d.	The Cooperation Company shall use Renminbi as its accounting currency and keep record of the actual amount of foreign currencies in cash, bank deposit, fund, loans, revenues and expenses.

e.	The Board of Directors shall make decisions regarding the depreciation of the Cooperation Company’s fixed assets in accordance with the applicable Chinese Laws.

f.	All accounting documents, account books and statements made by the Cooperation Company shall be in Chinese and English.

16.4 Auditor

The Cooperation Company shall engage a certified public accountant firm registered in China as its independent auditor for annual auditing. The independent auditor shall audit the accounts of the Cooperation Company and prepare two audit reports based on the Accounting Principles of China and GAAP. The general manager shall submit the reports to the Board of Directors for approval. The Cooperation Company shall submit all necessary documents and books of account to the independent auditor. The independent auditor shall agree to keep confidential all information obtained during auditing.

16.5	Right to Information of Accounting and Auditing

a.	Both Parties shall have the right to information of the Cooperation Company’s business and operation, including but not limited to the information, account books, files, letters and other documents, accessed and reviewed during normal business hours by authorized representatives of the Parties, such as the directors appointed and paid by each Party.

b.	Any Party may, at its own expense, hire an independent auditor or use its own auditor to audit the accounts of the Cooperation Company by notifying the Cooperation Company in writing fifteen (15) days prior to the start of the audit. The Cooperation Company shall respond to requests for information of account books and records. After the audit is complete, the other Party has the right to use the results of the audit. Both Parties may raise questions to the general manager who shall answer in writing promptly. Any independent auditor hired by any Party for the above purpose shall keep confidential of information obtained during the audit.

16.6 Bank Accounts and Foreign Exchange

All matters related to the foreign exchange of the Cooperation Company shall be handled in accordance with the applicable foreign exchange laws in China. The funds coming into the Cooperation Company’s foreign exchange bank account shall be used for the following purposes:

(a)	Repay the principal and interest of the loans in foreign currency;

(b)	Purchase imported equipments and materials;

(c)	Pay the salaries of foreign employees;

(d)	Pay Party A’s share of profit or pay compensation or distribution according to Article 18.2(b); and

(e)	Make other foreign exchange payment.

16.7	Distribution of Profit

	(a)	Upon approval of the Board of Directors, the annual after-tax profits shall be distributed, after the Board of Directors withdraws funds for the Cooperation Company, to the Parties according to their share ownership as stipulated in the Agreement.

	(b)	Within one (1) month after the fiscal year end, the general manager shall prepare and submit to the Board of Directors for review a profit distribution plan together with the audited annual financial statements (including but not limited to a balance sheet, an income/loss statement and a cash flow statement). The Board of Directors shall make a decision within two (2) months after receiving such documents.

	(c)	Article 16.7 shall not impose any liabilities on the distribution of the annual after-tax profit approved by the Board of Directors. To avoid confusion, the Board of Directors may have the discretion to spend the profit on the Cooperation Company instead of distributing them to the Parties.

	(d)	The Cooperation Company shall wire Party A’s share of profit in U.S. dollars to a bank account designated in writing by Party A.

Article 17 Expiration and Termination of the Cooperation Company

17.1 Term of the Cooperation Company

The term of the Cooperation Company shall be fifteen (15) years, starting from the Date of Establishment. The term of the Cooperation Company is also the term of the Agreement, subject to extension by the consent of both Parties (“Term”).

17.2 Extension of Term

Both Parties shall discuss the extension of term one (1) year prior to the expiration of the term. If both Parties agree to extend the term, they shall submit an application for extension to the Authority of Examination and Approval six (6) months prior to the expiration of the term.

17.3 Causes of Early Termination

The Cooperation Company may terminate before the term expires in case of the following event, upon the approval of the Board of Directors and the Authority of Examination and Approval:

(a)	Any Party declares bankruptcy;

(b)	The Cooperation Company fails to meet its business objectives in a three-year start-up period (“Start-Up Period”) since establishment and will not likely to generate profit in the following two (2) years;

(c)	The Cooperation Company sustains significant losses in two (2) consecutive years after the Start-Up Period, or has an accumulated loss exceeding 50% of the registered capital in three (3) years after the Date of Establishment, whichever happens first due to a single cause (except for an event of force majeure);

(d)	The Cooperation Company sustains significant losses caused by an event of force majeure for a consecutive one hundred and eighty (180) days in a fiscal year, or the Cooperation Company has to stop its business because of an event of force majeure for a consecutive one hundred and eighty (180) days within a fiscal year;

(e)	The Cooperation Company goes bankrupt or insolvent, or any authorization, license or registration necessary for its business is revoked or invalidated without renewal;

(f)	Any Party fails to substantially perform its responsibilities under the Agreement, or gives false or inaccurate representations or warranties under the Agreement and the Party fails to remedy or correct such misconduct within sixty (60) days after a written notice of such misconduct is received by the Party.

(g)	Both Parties agree to terminate the Cooperation Company for the benefit of both Parties.

(h)	Termination in accordance with Article 8.4; or

(i)	Termination in accordance with Article 19.2.

For purpose of Article 17.3 of the Agreement, “Significant Loss” means an annual loss exceeding 25% of the registered capital of the Cooperation Company.

17. 4 Dissolution upon Expiration or Early Termination

The Cooperation Company shall be liquidated and dissolved if the term expires with no extension or the Cooperation Company terminates in accordance with Article 17.3. The Board of Directors shall establish a liquidation committee under Article 18 of the Agreement to wind up the Cooperation Company in accordance with the Measures for Liquidation of Foreign Investment Enterprises and other applicable Chinese Laws.

Article 18 Dissolution and Liquidation 18.1 Liquidation Committee

	(a)	If the Cooperation Company is put into liquidation according to Article 17.5, the Board of Directors shall establish a liquidation committee (“Liquidation Committee”) that consists of three (3) members, two (2) appointed by Party A and one (1) appointed by Party B. The president shall be one of the members and the head of the Liquidation Committee. The Cooperation Company shall pay the cost and expense of the Liquidation Committee.

	(b)	When the winding up of the Cooperation Company is complete, the Liquidation Committee shall prepare and file a liquidation report with the Authority of the Examination and Approval upon approval of the Board of Directors, and then cancel the registration of the Cooperation Company with the Registration Authority.

18.2	Liquidation Principles

	(a)	The Liquidation Committee shall conduct a comprehensive inventory of the corporate properties and rights and obligations of creditors, and prepare a balance sheet and list all assets. Based on an estimate and evaluation of assets of the Cooperation Company, the Cooperation Company’s assets shall be applied to meet the debt of the Cooperation Company. In addition, in consideration of any unforeseen liabilities or debts that may exist, the Liquidation Committee may withhold a reserve. Afterwards, the remainder of the Cooperation Company shall be distributed to the both Parties in accordance with their proportion of interest in the Cooperation Company under the Agreement; however, if any Party has breached the Agreement, the distribution of such Party shall first be used to compensate the damages to the non-violating Party caused by the breach.

	(b)	The distribution, damage compensation and remedy to Party A shall be paid in U.S. dollars; the distribution, damage compensation and remedy to Party B shall be paid in Reminbi. The Parties may choose to accept their respective share with physical assets.

18.3	Remaining Issues

In the event of early termination of the Agreement, before the winding up of the Cooperation Company is adopted by the board resolution, any Party shall not be relieved from their duties and responsibilities to the Cooperation Company. To clarify, Article 18.3 shall not affect or prejudice any right or remedy in contract or other forms that can be used by a Party in case of anticipatory breach of the Agreement by the other Party.

(a)	Despite of Article 17.4, if the Agreement is terminated for any cause listed under Article 17.3, any Party may, before the Liquidation Committee is established, make an irrevocable offer to purchase all shares of the other Party in the Cooperation Company, or sell all of its shares in the Cooperation Company to the other Party (“Offer”).

(b)	The Offer shall be delivered to the other Party in the form of a written notice (“Notice of Offer”), containing clear terms of the sale and purchase price in U.S. dollars or Renminbi.

The offeree may choose to:

     (i) Sell all its shares in the Cooperation Company to the offeror in case of an offer to purchase; or

     (ii) Buy all shares of the offeror in the Cooperation Company in case of an offer to sell; or

     (iii) Neither sell nor buy shares, dissolve and wind up the Cooperation Company with the right under Article 17.4.

(c)	The offeree shall notify the offeror in writing its decision within thirty (30) days after receiving the Notice of Offer. If any Party sells its shares to the other Party by the Offer, upon the approval of the Authority of Examination and Approval, both Parties shall immediately start the necessary procedures of the stock transfer and complete the payment.

18.4	Offer of Acquisition

	(a)	Despite of Article 17.4, if the Agreement is terminated for any cause listed under Article 17.3, any Party may, before the Liquidation Committee is established, make an irrevocable offer to purchase all (not part of) shares of the other Party in the Cooperation Company, or to sell all (not part of) of its shares in the Cooperation Company to the other Party (“Offer”).

	(b)	The Offer shall be delivered to the other Party in the form of a written notice (“Notice of Offer”), containing clear terms of the sale and purchase price in U.S. dollars or Renminbi.

The offeree may choose to:

(i) Sell all its shares in the Cooperation Company to the offeror in case of an offer to purchase; or

(ii) Buy all shares of the offeror in the Cooperation Company in case of an offer to sell; or

(iii) Neither sell nor buy shares, dissolve and wind up the Cooperation Company with the right under Article 17.4.

	(c)	The offeree shall notify the offeror in writing its decision within thirty (30) days after receiving the Notice of Offer. If Any Party sells its shares to the other Party by the Offer, upon approval of the Authority of Examination and Approval, both Parties shall immediately start the necessary procedures of the stock transfer and complete the payment.

Article 19 Breach of the Agreement and Penalty

19.1 Breach of Representations and Warranties

Both Parties shall abide by their commitments and be responsible for their representations and warranties under the Agreement. The Parties guarantee that they shall not cause damage to the other Party by breaching its commitments or making false or incomplete representations and warranties. Any Party who cause damage to the other Party by making false representations or warranties shall pay a penalty of Renminbi One Million to the other Party.

19.2 Breach of Agreement and Early Termination

Any Party who breaches the Agreement or violates the Bylaws, shall be liable for the damages caused to the other Party. The right to call an early termination under the Agreement is one of the remedies that the non-defaulting Party may use. The right to call an early termination of the non-defaulting Party shall not relieve the breaching Party from other duties that exist upon termination or liabilities for damages for breach of Agreement and violation of the Bylaws.

19.3 Dispute on Breach of Agreement

If the breaching Party disputes the other Party’s right to terminate the Agreement, such dispute shall be resolved in accordance with Article 22.

Article 20 Insurance 20.1 General Provision

The Cooperation Company shall purchase different types of necessary insurance from an insurance company registered in China that provides insurance to foreign invested enterprise. If the Chinese companies do not provide the particular type of insurance required by the Cooperation Company, the Cooperation Company may purchase insurance from a foreign insurance company, if permitted by the relevant Chinese Laws.

20.2 Type of Insurance

The general manager shall choose one or more insurer, the type of insurance, the coverage, insured value and insurance period. The Cooperation Company shall have a third party insurance, including liability insurance for directors and officers and other related insurance that protects the Cooperation Company and its employees, agents and other Related Parties from claims.

Article 21 Force Majeure 21.1 Events of Force Majeure

An event of force majeure means any event that cannot be reasonably foreseen or avoided, and beyond the control of the affected Party, including but not limited to earthquake, typhoon or other act of god, fire, war, riots or terrorist attacks.

21.2 Occurrence of Force Majeure

Any Party who is rendered unable to perform its obligations or responsibilities under the Agreement due to an event of force majeure shall provide written notice to the other Party within thirty (30) days after the occurrence of the event and provide specific information and supporting documentation of the force majeure event, including documentary evidence issued by the government, judicial bodies or any other authorities, to explain the reasons for its failure to perform its obligations. The affected Party shall, where possible, take action to reduce the loss.

21.3 Relief of Liabilities

In the event of a force majeure, any Party shall not hold the affected Party liable for failure or delay to fulfill its obligations under the Agreement, or for ascertained damage, increased costs or losses. Such failure or delay of performance shall not be considered a breach of the Agreement. The affected Party shall take appropriate action to reduce or exclude the impact of the force majeure event, and in the shortest possible time, try to fulfill the obligation affected by the force majeure event.

Article 22 Dispute Resolutions 22.1 Dispute Resolutions

Any dispute, controversy or claim raised under or related to the Agreement shall be submitted to a panel composed of representatives of both Parties. Each Party may appoint up to two (2) representatives to the panel. The members of the panel shall be appointed by the Parties within ten (10) days after receiving the written notice of dispute. The panel shall try to resolve the dispute through a unanimous decision. If the dispute is not resolved in thirty (30) days after submittal to the panel, any Party may submit the dispute to arbitration in accordance with Article 22.2.

22.2	Arbitration

	(a)	The dispute that cannot be resolved according to Article 22.1 shall be submitted to the Shenzhen Office of the China International Economic and Trade Arbitration Commission for final resolution in accordance with arbitration principles. Arbitration shall be final and binding to both Parties. If there is more than one dispute raised from the Agreement, these disputes can be arbitrated in a single arbitration proceeding.

	(b)	The arbitral tribunal shall consist of three (3) arbitrators. Each Party shall designate one (1) arbitrator who shall be competent with his/her professional background and experience to resolve the dispute. If any Party who fails to designate an arbitrator after receiving the written request of arbitration, the arbitrator shall be appointed by the China International Economic and Trade Commission.

	(c)	The two (2) arbitrators designated by the Parties shall designate a third arbitrator as the chief arbitrator. If the two arbitrators designated by the Parties fail to designate the third arbitrator within thirty (30) das after being designated, the third arbitrator shall be appointed by the China International Economic and Trade Commission.

(d)	The arbitration proceeding shall be in Chinese, and the arbitral tribunal shall make a written ruling in Chinese. Both Parties shall make effort to implement the resolution and shall provide the necessary assistance to the implementation of the resolution. If necessary, a court of competent jurisdiction shall enforce the arbitrated resolution.

(e)	The losing Party shall be responsible for the cost of the Hong Kong International Arbitration Center, the arbitrator’s fees and fees of arbitration proceedings and all other costs and expenses related to the implementation of the resolution, including reasonable attorney’s fees and expenses.

22.3 Continuing Performance

Other than the disputed matter, both Parties shall continue to perform under the Agreement during the resolution period.

Article 23 Miscellaneous

23.1 Validity, Term and Extension of the Agreement

The Agreement, after executed by both Parties or their authorized signatories, shall be submitted to the Authority of Examination and Approval for approval. The Agreement shall be effective and binding to both Parties as of the date of issuance of the Certificate of Approval by the Authority of Examination and Approval.

The Agreement shall remain effective until the expiration of term or an early termination. The term of the Agreement shall be extended if the term of the Cooperation Company is extended.

23.2 Applicable Laws

(a) The execution, effect, interpretation and performance of the Agreement, and the resolution of any dispute arising therefrom, shall apply the Chinese Laws. If no Chinese Law is applicable in a certain area, international laws or generally accepted standards and principles of international practice shall be applied.

23.3 Entire Agreement

The Agreement and its annexes and schedules on this subject matter constitute the entire agreement reached by the Parties and will supersede all previous oral or written agreements, contracts, letters of intent, commitments and communications made by the Parties.

23.4 Subtitles

The subtitles in the Agreement are for reference only and shall not be applied to the interpretation of the Agreement.

23.5 Languages

The Agreement in Chinese shall be final. The Agreement is executed in six duplicates. Three duplicates are kept in record in the Cooperation Company and three duplicates are filed with relevant governmental authorities for approval.

23.6 Supplemental Agreement

Any supplemental agreement of the Agreement shall not be effective until executed by the authorized signatories of both Parties and approved by the Authority of Examination and Approval.

23.7 Severability of the Agreement

If any term of the Agreement is considered invalid or unenforceable by applicable laws, such term shall be excluded from the Agreement (to the extent of the invalid or unenforceable terms) and other terms of the Agreement shall remain effective. In this case, the Parties shall try to rely on the context and original objective of the Agreement and shall replace the invalid or unenforceable term with a valid term that is consistent to the context and original objective of the Agreement.

23.8 Successor and Transfer

The Agreement shall have legal and binding effect on the beneficiary, successor, administrator of the Parties, and shall have legal and binding effect on any transfer of interest in the Cooperation Company under the terms and conditions of the Agreement.

23.9	Costs and Expenses

	(a)	Any Party shall pay their costs and expenses generated in preparation and execution of the Agreement, unless the Parties agree in writing that such costs and expenses shall be paid by the Cooperation Company.

	(b)	After the letter of intent is signed, the expenses in connection with the Parties’ preparation work in establishing the Cooperation Company, after adopted by the first board meeting, shall be paid by the Cooperation Company.

23.10	Waiver

Any Party’s failure or delay in exercise of its power, right or remedy shall not be construed as a waiver of such power, right or remedy; any Party’s exercise of its power, right or remedy in partial shall not exclude other of its power, right or remedy. Any Party giving up any of the terms under the Agreement shall not be construed as a waiver of other terms of the Agreement or a waiver of other events or circumstances that are relevant to such terms, regardless of the event or circumstance that took place in the past, present or future. In addition, the remedies under the Agreement are cumulative and shall not exclude other remedies provided by law.

23.11 Non-Agent

Any Party shall not be considered the agent or partner of the other Party. Any Party shall not create or generate obligations (or appear to a third party as it can create or generate obligations on behalf of the other Party) that are binding to the other Party without prior consent of the other Party in writing.

23.12 Notice

Communications, notice from Board of Directors and documents between the Parties, or between a Party and the Cooperation Company and the notice and financial statements stipulated by the Agreement shall be delivered to the following address, through (i) delivery by natural person, (ii) delivery by airmail with prepaid postage, (iii) delivery by express mail with prepaid postage. All notices shall be considered sent or received when: (i) received if delivered by natural person, (ii) received the tenth (10) day after the airmail is sent, (iii) received the fifth (5) day after passing to an international express service.

(a)	Party A: L & L International Holdings Inc.

Address: 130 Andover Park East Suite 101, Seattle, WA 98188

(b)	Party B: Fuchang Wang

Address: 2 She, Qing He Village, Old Town, Luxi County, Hong He Autonomous Region of Hani and Yi, Yunnan Province ID: 532527194201202030

(c)	Cooperation Company: Luxi County Hon Shen Coal Co., Ltd.

Address: Yi Gao Digital Center (2nd Session) 898 Beijing Rd., Tower B, F/15. Kunming, Yunnan Province, China

During the term of the Agreement, Any Party may change its address and notify the other Party the change of address in writing according to Article 17.11.

23.13 Publication

Without written consent of the other Party, any Party shall not publicly announce, notify or disclose any information related to the Agreement.

As evidenced, the authorized signatories of the Parties have executed this Agreement as of the date stated on the cover page and the Agreement is executed in six (6) duplicates.

Party A: L & L International Holdings, Inc. Signature: /s/ Dickson V. Lee

Name: Dickson V. Lee

Title: President

Party B: Fuchang Wang

Signature: /s/ Fuchang Wang